Exhibit 5.1
May 24, 2007
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
Ladies and Gentlemen:
You have requested my opinion with respect to certain matters in connection with the filing by Dendreon Corporation (the “Company”) of a Registration Statement on Form S-8 (the “2007 Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the registration of an aggregate of 7,701,413 shares of the Company’s Common Stock (the “New Shares”), including 5,250,000 shares for issuance pursuant to the Company’s 2000 Equity Incentive Plan, as amended (the “Equity Plan”), and 2,451,413 shares for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”). You have further requested my opinion with respect to 450,000 shares of common stock (together with the New Shares, the “Shares”) for issuance pursuant to the Equity Plan, which were previously registered on a Registration Statement on Form S-8 (No. 333-39634) (the “2000 Registration Statement”) filed with the Commission on June 19, 2000, and incorporated by reference in the 2007 Registration Statement. The 2000 Registration Statement and 2007 Registration Statement are collectively referred to herein as the “Registration Statement”).
In connection with this opinion, I have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the ESPP, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, I am of the opinion that, when sold and issued in accordance with the Equity Plan or the ESPP, as applicable, the Registration Statement and the related prospectus, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Equity Plan, which will be fully paid and nonassessable when such deferred payments are made in full).
I consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
/s/ Richard F. Hamm, Jr.
Richard F. Hamm, Jr.